Exhibit 10.7

September 18, 2019

James Schoeneck

4748 Plummer Court

San Diego, California 92130

Dear Jim,

FibroGen, Inc. is pleased to offer you the position of Interim Chief Executive Officer. The effective date ("Effective Date") of your employment was August 26, 2019.

The terms of this offer of employment are as follows:

1.

Compensation. Per approval of the FibroGen Compensation Committee on September 18, 2019 FibroGen will pay you a salary of $66,666 semi-monthly (equivalent to $1,600,000 per year), payable in periodic installments on our regular paydays in accordance with FibroGen's standard payroll policies. Your salary will be payed retroactively to August 26, 2019. The position is classified as exempt and therefore not eligible for overtime pay. The first and last payment by FibroGen to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

2.

Stock Options and Restricted Stock Units. Per approval of the FibroGen Compensation Committee on September 18, 2019, you have been granted the following equity incentive grants pursuant to the terms and conditions of the Equity Plan (the “Equity Plan”), as may be amended or modified from time to time:

•	a stock option to purchase 97,100 shares of FibroGen's Common Stock with an exercise price set at the fair market value on the date of grant (“Stock Options”); and
•	a grant of 57,300 restricted stock units relating to shares of FibroGen’s Common Stock (“RSUs”).

The vesting schedule for the above equity awards will be as follows:

50% of the Awards shall vest, subject to continued service as Interim CEO, on the earlier of February 26, 2020 or the hiring of a new CEO, and

50% shall vest on August 26, 2020, subject to continued service as Interim CEO, provided that if your Interim CEO service terminates between February 26, 2020 and August 26, 2020, the Awards vest pro-rata at the time service terminates based on the number of months of Interim CEO service past February 26, 2020 (rounding up for partial months) as a fraction of the 6-month period

The actual number of shares subject to the grant hereunder may be adjusted, if required, for events such as stock splits, stock dividends, etc. pursuant to the Equity Plan.

Expenses. FibroGen will reimburse you for:

o	Lodging and related household/incidental expenses in San Francisco
o	Airfare and ground transportation, including car rental expenses if needed, while traveling to/from and within San Francisco
o	Meals and groceries while in San Francisco or in transit
o	Any business related expenses will be covered by FibroGen as would normally be covered as an employee of the company

Additionally any expense that is deemed taxable will be grossed up as part of the agreement.

Exhibit 10.7

3.

Benefits. During the term of your employment, you will be eligible to participate in FibroGen’s benefits program, which may include FibroGen's vacation benefits of 4 weeks’ vacation per service year and other employee benefits such as medical, vision and dental health insurance, covering employees and officers. These benefits may be modified or subject to change from time to time. A copy of FibroGen's current benefits summary has been provided to you.

4.	Employment Eligibility. You will also be required to sign the Employment Eligibility Verification (Form I-9).

5.

Proprietary Information. You will abide by FibroGen’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers. Moreover, because FibroGen’s proprietary information is extremely important, this offer of employment is expressly subject to your execution of the enclosed Confidential Information, Secrecy and Invention Agreement for Employees.

6.

At Will Employment. You should be aware that your employment with FibroGen is for no specified period and constitutes "at-will" employment. As a result, both FibroGen and you are free to terminate the employment relationship at any time, for any reason or for no reason, and with or without advance notice. The changing needs of FibroGen could also result in changes to certain aspects of your employment, such as compensation, responsibilities, location, etc. These provisions expressly supersede any previous representations, oral or written. Your at-will employment cannot be modified or amended except by written agreement signed by both you and the Chair of the Board of Directors of FibroGen.

7.

Arbitration. Any dispute or claim, including all contract, tort, discrimination, and statutory claims, arising under or relating to your employment or termination of your employment with FibroGen (“Arbitrable Claim(s)”) shall be resolved by arbitration. “Arbitrable Claims” shall not include: (1) claims under applicable workers’ compensation law, (2) unemployment insurance claims, and (3) any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets. You and FibroGen hereby waive any rights each may have to a jury trial in regard to Arbitrable Claims. Arbitration for Arbitrable Claims will be conducted by the American Arbitration Association (“AAA”) in San Francisco (or other mutually agreed upon city) under the Employment Arbitration Rules and Mediation Procedures (“AAA Rules”). The AAA Rules are available at https://www.adr.org/sites/default/files/EmploymentRules_Web_0.pdf, or can be obtained by contacting the FibroGen Human Resources department or by calling AAA at 800-778-7879. FibroGen will pay the fees and costs of the arbitrator. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees for the arbitrator) as provided by law for the particular claims asserted. The arbitrator shall also have exclusive authority to rule on his or her own jurisdiction, including any objections with respect to the existence, scope, enforceability or validity of the arbitration agreement. Such arbitration shall be final and binding on the parties and shall be the exclusive remedy for Arbitrable Claims.

In the event of conflict between the terms contained in this offer letter and any other document, the terms of this offer letter (including any amendment to this letter) shall control. FibroGen reserves the right to amend the terms contained in this offer letter from time to time.

Enclosed are two original copies of this offer letter. If all of the foregoing terms are satisfactory and acceptable to you, please sign each original and (i) return one to me within in the enclosed envelope, and (ii) save the other original for yourself. Please also complete the following enclosed forms and return them to me with your countersigned offer letter:

•	FibroGen Arbitration Agreement
•	Confidential Information, Secrecy and Inventions Agreement

Exhibit 10.7

Please do not hesitate to contact me should you have any questions or if I can be of additional assistance. Thank you.

Sincerely,

/s/ Richard Farley
Richard Farley Vice President, Human Resources

ACCEPTED AND AGREED TO:

/ s/ James Schoeneck	10/3/19
James Schoeneck	Date

Enclosures:	FibroGen Arbitration Agreement
Confidential Information, Secrecy and Inventions Agreement
Duplicate Letter